Exhibit 99.1

DONEGAL MUTUAL INSURANCE COMPANY AND THE MOUNTAIN STATES

INSURANCE GROUP ANNOUNCE STRATEGIC AFFILIATION

Jeffrey D. Miller, Executive Vice President &		William F. Davis, President & Chief
Chief Financial Officer		Executive Officer
Donegal Mutual Insurance Company		Mountain States Insurance Group
Phone:	(717) 426-3529 ext. 7357	Phone:	(505) 764-1414
Fax:	(717) 426-7009	Fax:	(505) 764-3600
E-mail:	jeffmiller@donegalgroup.com	E-mail:	wdavis@msig-nm.com

For Immediate Release

Marietta, Pennsylvania and Albuquerque, New Mexico, December 16, 2016 – Donegal Mutual Insurance Company (“Donegal Mutual”) and Mountain States Mutual Casualty Company (“Mountain States”) announced today that they have signed an agreement whereby, subject to applicable regulatory approvals and the approval of the policyholders of Mountain States, Mountain States will merge with and into Donegal Mutual. Donegal Mutual will be the surviving company in the merger, and Mountain States’ insurance subsidiaries, Mountain States Indemnity Company and Mountain States Commercial Insurance Company, will become insurance subsidiaries of Donegal Mutual. Mountain States and its insurance subsidiaries currently conduct business together as the Mountain States Insurance Group in the states of Colorado, New Mexico, Texas and Utah.

Upon consummation of the merger, Donegal Mutual will enter into quota share reinsurance, services and technology license agreements with Mountain States’ insurance subsidiaries with the intent of making those subsidiaries eligible for A.M. Best Company’s assignment of Donegal Mutual’s group rating of A (Excellent) to those subsidiaries and reducing operating costs of those subsidiaries through economies of scale. Donegal Mutual and those insurance subsidiaries will market their products together as the Mountain States Insurance Group in the Southwestern region of the United States as they seek profitable growth in the region.

William F. Davis, President of Mountain States, stated that the merger and the related transactions will enable the Mountain States Insurance Group to enhance its competitive position within its property and casualty insurance markets. Donegal Mutual will bring management assistance, as well as significant operational and technology resources, to provide the Mountain States Insurance Group enhanced opportunities to improve its underwriting profitability and grow its business. Mr. Davis further noted that the merger, which the board of directors of Mountain States Mutual has unanimously approved, will provide significant benefits and opportunities for the policyholders, agents and employees of the Mountain States Insurance Group. The executive officers of Mountain States will become officers of Donegal Mutual and will retain their current responsibilities in the current Albuquerque, New Mexico headquarters of the Mountain States Insurance Group.

The proposed affiliation affords Donegal Mutual an opportunity to expand its business into the Southwestern region, where it currently has no operations. Donald H. Nikolaus, President of Donegal Mutual, remarked, “We look forward to our affiliation with Mountain States, which has longstanding excellent relationships with its independent agents throughout its marketing region. We will bring our 127-year history of financial strength and profitable growth to the Mountain States Insurance Group as we work with its management team and provide strategic resources to enable the Mountain States Insurance Group to deliver enhanced products and services to its agents and policyholders.”

Mountain States was formed in 1937 and writes commercial lines of insurance in Colorado, New Mexico, Texas and Utah. The Mountain States Insurance Group had net premiums written of $42.3 million in 2015.

Donegal Mutual, which was incorporated in 1889, is a mutual insurance company located in Marietta, Pennsylvania. Donegal Mutual underwrites a broad line of personal and commercial insurance coverages. Donegal Mutual owns approximately 73% of the voting control of Donegal Group Inc., an insurance holding company. Donegal Mutual and the insurance subsidiaries of Donegal Group Inc. conduct property and casualty insurance business together as the Donegal Insurance Group in 21 Mid-Atlantic, Midwestern, New England and Southern states and had net premiums written of $738.7 million in 2015. The Class A common stock and the Class B common stock of Donegal Group Inc. are traded on the NASDAQ Global Select Market (NASDAQ:DGICA) (NASDAQ:DGICB).

For an indefinite period of time following the consummation of the affiliation, Donegal Mutual will exclude the business of the Mountain States Insurance Group from its pooling agreement with Atlantic States Insurance Company.

Donegal Mutual and Donegal Group Inc. have completed numerous acquisitions of property and casualty insurance companies since 1986 and expect to continue to acquire other insurance companies over time to expand their business.